Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

ITC^DeltaCom, Inc.

West Point, Georgia

We hereby consent to the incorporation by reference in the registration statements of ITC^DeltaCom, Inc. on Form S-3 (File No. 333-101537), Form S-8 (File No. 333-101007), Form S-8 (File No. 333-49034), Form S-8 (File No. 333-62773) and Form S-8 (File No. 333-111329) of our report dated April 11, 2005, relating to ITC^DeltaCom, Inc.’s management’s assessment of the effectiveness of ITC^DeltaCom, Inc.’s internal control over financial reporting, and the effectiveness of ITC^DeltaCom, Inc.’s internal control over financial reporting, which appears in this Form 10-K/A for the year ended December 31, 2004.

/s/ BDO SEIDMAN, LLP
Atlanta, Georgia
April 11, 2005